                                                                    EXHIBIT 99.1


                              i2 TECHNOLOGIES, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2000
                                 (IN THOUSANDS)


                                                                                                                 PRO FORMA
                                                                                                                ADJUSTMENTS
                                                                                                                 INCLUDING
                                                               i2             SUPPLYBASE       ASPECT            IBM ASSETS
                                                          ------------       ------------    ------------       ------------
ASSETS
Current assets:
    Cash and cash equivalents ........................... $    456,936       $        394    $     69,486       $       (415)(5)
    Short-term investments ..............................      181,464                 --          26,220                 --
    Accounts receivable, net ............................      187,065                146          33,093                 --
    Prepaids and other current assets ...................       44,288                 40          16,504                 --
                                                          ------------       ------------    ------------       ------------
        Total current assets ............................      869,753                580         145,303               (415)
Premises and equipment, net .............................       59,907                630          12,436                 --
Other assets ............................................       83,474                  7           6,038                 --
Intangibles and goodwill, net ...........................      246,880                 --              --          8,807,368
                                                                                                                      86,475
                                                                                                                     (40,000)(3)
                                                          ------------       ------------    ------------       ------------
        Total assets .................................... $  1,260,014       $      1,217    $    163,777       $  8,853,428
                                                          ============       ============    ============       ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable .................................... $     22,471       $        369    $      2,336       $         --
    Deferred revenue ....................................      136,689                571          19,625                 --
    Accrued liabilities and deferred income taxes .......      120,899                297          26,373             40,000
                                                          ------------       ------------    ------------       ------------
        Total current liabilities .......................      280,059              1,237          48,334             40,000
Deferred income taxes ...................................           --                 --              --             86,475
Long-term debt ..........................................      350,000                415              --               (415)(5)
                                                          ------------       ------------    ------------       ------------
        Total liabilities ...............................      630,059              1,652          48,334            126,060

Commitments and contingencies
Stockholders' equity:
    Preferred Stock .....................................           --                 12              --                (12)(2)
    Common stock ........................................           78                  2              --                 14
    Additional paid-in capital ..........................      583,969             12,675         110,237           (122,912)(2)

    Accumulated other comprehensive income (loss)  ......       (4,209)                --              36                (36)(2)
    Retained earnings (deficit) .........................       50,117            (13,124)          5,170              7,954
                                                                                                                     (89,400)(2)(4)
                                                          ------------       ------------    ------------       ------------
        Total stockholders' equity ......................      629,955               (435)        115,443          8,807,368
                                                          ------------       ------------    ------------       ------------

        Total liabilities and stockholders' equity ...... $  1,260,014       $      1,217    $    163,777       $  8,933,428
                                                          ============       ============    ============       ============


                                                            PRO FORMA
                                                            COMBINED
                                                          ------------
ASSETS
Current assets:
    Cash and cash equivalents ........................... $    526,401
    Short-term investments ..............................      207,684
    Accounts receivable, net ............................      220,304
    Prepaids and other current assets ...................       60,832
                                                          ------------
        Total current assets ............................    1,015,221
Premises and equipment, net .............................       72,973
Other assets ............................................       89,519
Intangibles and goodwill, net ...........................    9,100,723


                                                          ------------
        Total assets .................................... $ 10,278,436
                                                          ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable .................................... $     25,176
    Deferred revenue ....................................      156,885
    Accrued liabilities and deferred income taxes .......      187,569
                                                          ------------
        Total current liabilities .......................      369,630
Deferred income taxes ...................................       86,475
Long-term debt ..........................................      350,000
                                                          ------------
        Total liabilities ...............................      806,105

Commitments and contingencies
Stockholders' equity:
    Preferred Stock .....................................           --
    Common stock ........................................           94
    Additional paid-in capital ..........................    9,595,729
                                                             9,011,760
    Accumulated other comprehensive income (loss)  ......       (4,209)
    Retained earnings (deficit) .........................      (39,283)

                                                          ------------
        Total stockholders' equity ......................    9,552,331
                                                          ------------

        Total liabilities and stockholders' equity ...... $ 10,358,436
                                                          ============


    See accompany notes to Unaudited Pro Forma Combined Financial Statements.

                              i2 TECHNOLOGIES, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                            PRO FORMA
                                                                                                           ADJUSTMENTS
                                                                                                            INCLUDING
                                                                      i2       SUPPLYBASE   ASPECT          IBM ASSETS
                                                                   ---------   ---------    ---------       -----------
Revenues:
    Software licenses ............................................ $ 113,584   $      36    $  20,126       $        --
    Services .....................................................    46,870          84        6,823                --
    Maintenance ..................................................    25,826          34        8,451                --
                                                                   ---------   ---------    ---------       -----------
        Total revenues ...........................................   186,280         154       35,400                --

Costs and expenses:
    Cost of software licenses ....................................     5,366           4          605                --
    Cost of services and maintenance .............................    41,072          13        5,194                --
    Sales and marketing ..........................................    66,210       1,274       15,407                --
    Research and development .....................................    39,846         676        7,299                --
    General and administrative ...................................    16,607         621        3,918                --
    Amortization of intangibles ..................................        --          --           --           734,042
                                                                                                                  7,207
    In-process research and development and acquisition-related
       expenses ..................................................       557          --           --                --
                                                                   ---------   ---------    ---------       -----------
        Total costs and expenses .................................   169,658       2,588       32,423           741,249
                                                                   =========   =========    =========       ===========

Operating income (loss)  .........................................    16,622      (2,434)       2,977          (741,249)
Other income (expense), net ......................................     2,499         (21)       1,384                --
                                                                   ---------   ---------    ---------       -----------

Income (loss) before income taxes ................................    19,121      (2,455)       4,361          (741,249)
Provision (benefit) for income taxes .............................     7,380          --          960            (7,207)(8)
                                                                                                                 (4,610)(9)
                                                                   ---------   ---------    ---------       -----------
Net income (loss) ................................................ $  11,741   $  (2,455)   $   3,401       $  (729,432)
                                                                   =========   =========    =========       ===========

Basic and diluted earnings (loss) per common share:
    Basic earnings (loss) per common share ....................... $    0.04
                                                                   =========
    Diluted earnings (loss) per common share ..................... $    0.03
                                                                   =========

Weighted-average common shares outstanding .......................   313,000
Weighted-average diluted common shares outstanding ...............   366,050


Comprehensive income (loss):
    Net income (loss) ............................................ $  11,741   $  (2,455)   $   3,401       $  (729,432)
    Other comprehensive income (loss), net of income tax:
        Unrealized losses on available-for-sale securities .......        --          --          (43)               --
        Foreign currency translation adjustments .................        83          --          (45)               --
                                                                   ---------   ---------    ---------       -----------

Total comprehensive income (loss) ................................ $  11,824   $  (2,455)   $   3,313       $  (729,432)
                                                                   =========   =========    =========       ===========


                                                                   PRO FORMA
                                                                   COMBINED
                                                                   ---------
Revenues:
    Software licenses ............................................ $ 133,746
    Services .....................................................    53,777
    Maintenance ..................................................    34,311
                                                                   ---------
        Total revenues ...........................................   221,834

Costs and expenses:
    Cost of software licenses ....................................     5,975
    Cost of services and maintenance .............................    46,279
    Sales and marketing ..........................................    82,891
    Research and development .....................................    47,821
    General and administrative ...................................    21,146
    Amortization of intangibles ..................................   741,249

    In-process research and development and acquisition-related
       expenses ..................................................       557
                                                                   ---------
        Total costs and expenses .................................   945,918
                                                                   =========

Operating income (loss)  .........................................  (724,084)
Other income (expense), net ......................................     3,862
                                                                   ---------

Income (loss) before income taxes ................................  (720,222)
Provision (benefit) for income taxes .............................    (3,477)

                                                                   ---------
Net income (loss) ................................................ $(716,745)
                                                                   =========

Basic and diluted earnings (loss) per common share:
    Basic earnings (loss) per common share ....................... $   (1.87)
                                                                   =========
    Diluted earnings (loss) per common share ..................... $   (1.87)
                                                                   =========

Weighted-average common shares outstanding .......................   382,933
Weighted-average diluted common shares outstanding ...............   382,933


Comprehensive income (loss):
    Net income (loss) ............................................ $(716,745)
    Other comprehensive income (loss), net of income tax:
        Unrealized losses on available-for-sale securities .......       (43)
        Foreign currency translation adjustments .................        38
                                                                   ---------

Total comprehensive income (loss) ................................ $(716,750)
                                                                   =========


  See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

                              i2 TECHNOLOGIES, INC.
        NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS As of
                  AND FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                 (IN THOUSANDS)


The unaudited pro forma combined balance sheet as of March 31, 2000 assumes the acquisitions of SupplyBase, Aspect and certain IBM assets occurred on March 31, 2000. The unaudited pro forma combined statement of operations for the three months ended March 31, 2000 assumes the acquisitions of SupplyBase, Aspect and certain IBM assets occurred on January 1, 1999.

The total purchase price of the IBM Assets and acquisition of Aspect and Supplybase reflects the issuance of approximately 48.1 million shares of i2 common stock and options assumed. The total purchase price was determined as follows:

                                                          IBM ASSETS   SUPPLYBASE     ASPECT       TOTAL
                                                          ----------   ----------   ----------   ----------
Number of  i2 common stock and options issued .........        1,296        1,870       44,903       48,069
Value of i2 common stock and options issued ...........   $  233,703   $  353,813   $8,424,260   $9,011,776
Other direct acquisition expenses .....................           --        2,000       38,000       40,000
                                                          ----------   ----------   ----------   ----------
                                                          $  233,703   $  355,813   $8,462,260   $9,051,776
                                                          ==========   ==========   ==========   ==========

The estimated fair value of the common stock to be issued is based on the average closing price of i2's stock on the three days prior and subsequent to the day the transactions were announced. The estimated fair value of the options to be issued is based on the Black-Scholes model using the following assumptions:

Expected lives ...................................................        1 - 5 Years
Expected volatility ..............................................             84.0%
Risk-free interest rate ..........................................              5.6%
Expected dividend rate ...........................................              0.0%

The total purchase price of the acquisitions has been allocated to acquired assets based on estimates of their fair value. The combined purchase price of approximately $9.1 billion, net of book values of the companies, has been assigned to the assets acquired as follows:

                                                           IBM ASSETS   SUPPLYBASE        ASPECT        TOTAL
                                                          -----------   -----------    -----------   -----------
Net assets (liabilities) assumed ......................   $        --   $      (435)   $   115,443   $   115,008
Acquired in-process research and development ..........            --         6,400         83,000        89,400
Acquired developed technology .........................        18,200         2,700         79,000        99,900
Content database ......................................            --        11,700         84,000        95,700
Installed customer base ...............................            --            --         42,000        42,000
Assembled Workforce ...................................            --         1,200         10,000        11,200
Cross patent rights and software license ..............       215,503            --             --       215,503
Goodwill ..............................................            --       334,248      8,048,817     8,383,065
                                                          -----------   -----------    -----------   -----------
                                                          $   233,703   $   355,813    $ 8,462,260   $ 9,051,776
                                                          ===========   ===========    ===========   ===========

These unaudited pro forma financial statements have been prepared assuming that the Aspect and SupplyBase acquisitions will be consummated prior to the effective date of Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an Interpretation of APB Opinion No. 25," which is July 1, 2000.

Under Interpretation No. 44, unvested stock options granted by i2 in exchange for unvested stock options held by Aspect and SupplyBase employees and requiring service by such employees subsequent to the consummation date would result in an allocation of purchase price to unearned compensation which would be amortized as a non-cash compensation cost over the remaining future vesting period. The amount allocated to unearned compensation would be based on i2's stock price at the consummation date, the stock option exercise price and the remaining future vesting period in relation to the total vesting period.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(1) On October 17, 2000, i2's Board of Directors approved a two-for-one stock split, which was paid as a 100% stock dividend on December 5, 2000. Amounts presented have been adjusted to reflect the stock split.

(2)  To reflect (a) the allocation of the purchase price to intangible assets,
     (b) to record the common stock and additional paid-in capital from the IBM asset purchase and the common stock and options issued in the SupplyBase and Aspect acquisitions, and (c) to reflect the elimination of the acquired companies' stockholders' equity.

(3) To reflect the other direct expenses incurred as a result of the acquisitions.

(4) i2 expects to allocate approximately $89.4 million of the purchase price to in-process research and development, which will be expensed upon consummation of the mergers as the in-process research and development has not reached technological feasibility and, in the opinion of management, has no alternative future use. This amount has not been reflected in the accompanying pro forma combined statement of operations as it is a non-recurring charge, but has been reflected as an adjustment to accumulated deficit in the accompany pro forma balance sheet.

(5) To reflect the pay-off of the lines of credit of SupplyBase after acquisition.

(6) To reflect the goodwill and deferred tax liabilities related to the $230.6 million of non-deductible intangible assets, excluding goodwill, acquired in the Aspect and SupplyBase acquisitions listed in the table above based on an effective tax rate of 37.5%.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(7) To reflect the amortization of intangible assets. The intangible assets are being amortized over the estimated lives of the assets, ranging from two to five years. Pro forma amortization for the three months ended March 31, 2000 was as follows:

                                                 LIFE IN
                                                  YEARS   IBM ASSETS   SUPPLYBASE    ASPECT      TOTAL
                                                 -------   --------     --------    ---------    ---------
Acquired developed technology ...............      2-3      $ 1,517        $ 338      $ 9,875     $ 11,730
Content database ............................       3             -          975        7,000        7,975
Installed customer base .....................       3             -            -        3,500        3,500
Assembled workforce .........................       2             -          150        1,250        1,400
Cross patent rights and software license ....       3        10,775            -            -       10,775
Goodwill ....................................       3             -       27,669      670,993      698,662
                                                           --------     --------    ---------    ---------
                                                           $ 12,292     $ 29,132    $ 692,618    $ 734,042
                                                           ========     ========    =========    =========

(8) To reflect the amortization of the deferred tax liabilities recorded for non-deductible intangible assets acquired in the SupplyBase and Aspect acquisitions.

(9) To reflect the tax benefit of the tax deductible amortization of intangible assets acquired in the IBM asset transaction.